UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event
reported): September 9, 2011

HearUSA, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-11655	22-2748248
(State or Other	(Commission	(I.R.S. Employer
Jurisdiction of	File Number)	Identification No.)
Incorporation)

1250 Northpoint Parkway
West Palm Beach, Florida	33407
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code:	(561) 478-8770

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01. Completion of Acquisition or Disposition of Assets.

On September 9, 2011, HearUSA, Inc. (the “Company”) closed on the sale of substantially all the Company’s assets pursuant to the previously disclosed Asset Purchase Agreement dated as of July 29, 2011 (the “Asset Purchase Agreement”) by and among the Company and Auxiliary Health Benefits Corporation d/b/a National Ear Care Plan, as sellers, and Audiology Distribution, LLC (the “Purchaser”), a wholly owned subsidiary of Siemens Hearing Instruments, Inc., or its permitted assigns, as purchaser, and Siemens Hearing Instruments, Inc. or its permitted assigns (for limited purposes only) (“Siemens”).  The sale was conducted pursuant to the provisions of Section 363 of the U.S. Bankruptcy Code and was approved by the U.S. Bankruptcy Court for the Southern District of Florida, West Palm Beach Division on August 17, 2011.

The aggregate consideration received by the Company was comprised of approximately $71 million in cash plus the assumption of certain liabilities.  As previously reported, Siemens credit bid approximately  $30.7 million of its secured loan to the Company in connection with the 363 sale offer, reducing that liability of the Company upon the consummation of the sale. In addition, Siemens has agreed to an unconditional waiver of its right to receive any distribution with respect to the 6.4 million shares of the Company’s common stock that it owns and to elimination of the possibility of a rejection damages claim regarding the supply agreement between the Company and Siemens.

Prior to the execution of the Asset Purchase Agreement, the Company and Siemens were parties to a credit agreement, supply agreement and investor rights agreement.  Borrowings under the credit agreement were secured by substantially all of the assets of the Company.  Principal and interest under the credit agreement were permitted to be paid in large part with rebates earned by the Company based on purchases of hearing aids from Siemens pursuant to the long-term supply agreement.  The supply agreement required that the Company purchase a minimum of 90% of its hearing aid requirements from Siemens or its affiliates for the term of that agreement, through February 2015.  The investor rights agreement was entered into with Siemens in 2008 when Siemens acquired approximately 6.4 million shares of the Company’s common stock in connection with amendments to the credit agreement and supply agreement and provided for certain registration rights, pre-emptive rights and rights of first refusal.

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 9, 2011, in connection with the closing requirements set forth in the Asset Purchase Agreement, the Company terminated the employment of its interim chief executive officer, Gino Chouinard, and its chief financial officer, Frank Puñal.

Item 5.03.  Amendment to Articles of Incorporation or Bylaws; Change in Fiscal Year.

In connection with the closing of the transactions contemplated by the Asset Purchase Agreement, on September 13, 2011, the Company filed a Certificate of Amendment to its Restated Certificate of Incorporation with the Delaware Secretary of State in order to change its name to “HUSA Liquidating Corporation”.  The Certificate of Amendment was effective on the date of filing.

A copy of the Certificate of Amendment to the Restated Certificate of Incorporation is filed as Exhibit 3.11 to this Current Report on Form 8-K.

Item 9.01.  Financial Statements and Exhibits.

(d) Exhibits

2.1
Asset Purchase Agreement, dated July 29, 2011, by and among HearUSA, Inc. and Auxiliary Health Benefits Corporation d/b/a National Ear Care Plan, as sellers, and Audiology Distribution, LLC or its permitted assigns, as purchaser and Siemens Hearing Instruments, Inc., solely for purposes of Section 12.3 (incorporated by reference to the Exhibit 2.1 of Company’s Current Report on Form 8-K filed August 24, 2011).

3.11	Certificate of Amendment to the Restated Certificate of Incorporation of HearUSA, Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HearUSA, Inc.
(Registrant)

Date: September 15, 2011	By:	/s/ Joseph Luzinski
Name: Joseph Luzinski
Title: Chief Restructuring Officer